Exhibit 10.1

           FIRST AMENDED AND RESTATED CREDIT AGREEMENT


     THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made and dated as of the 10th day of May, 2001 by and among the lenders Signatory hereto (together with such other lenders as may from time to time become party hereto, the "Lenders"), BANK ONE, NA, as administrative agent for the Lenders (in such capacity the "Administrative Agent"), THE BANK OF NOVA SCOTIA, as documentation agent (in such capacity, the "Documentation Agent"), SYNCOR INTERNATIONAL CORPORATION, a Delaware corporation (the "Parent"), and SYNCOR MANAGEMENT CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Borrower").

                                RECITALS
     A. Pursuant to that certain Credit Agreement dated as of October 17, 2000, by and among the Administrative Agent, the Documentation Agent, certain of the Lenders signatory hereto and the Parent (the "Existing Agreement"), the Lenders agreed to extend credit to the Parent on the terms and subject to the conditions set forth therein.

     B. Pursuant to that certain First Amendment to Credit Agreement dated as of March 31, 2001 by and among those Lenders party to the Existing Agreement, the Administrative Agent, the Documentation Agent, the Parent and the Borrower, the Lenders permitted the Borrower to assume all rights and obligations of the Parent under the Existing Agreement in consideration of the execution by the Parent of a full credit guaranty of the Obligations (as that term and capitalized terms not otherwise defined herein are defined in, or the location of the definition thereof referenced in, Article I below).

     C. The Parent, the Borrower, the Lenders currently party to the Existing Agreement, the Administrative Agent and the Documentation Agent have agreed to amend the Existing Agreement in certain respects and certain new financial institutions have agreed to become Lenders under the credit facility evidenced thereby. To reflect such amendments and the inclusion of such new financial institutions as Lenders, for convenience of reference the parties hereto have decided to amend and restate the Existing Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

     "Additional Lender Agreement" is defined in Section 12.3.1(ii)(c).

     "Adjustment Date" shall mean, as applicable, the effective date upon which an Applicant Institution shall become a "Lender" hereunder pursuant to
Section 12.3.1, an existing Lender shall be assigned a portion of another existing Lender's Commitment pursuant to Section 12.3.2 or an existing Lender shall temporarily or permanently increase its Commitment pursuant to Section 12.4.

     "Administrative Agent" means Bank One in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Fixed Rate Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 5% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Aggregate Commitment" means at any date the sum of the Commitments of the Lenders at such date, as the same may be increased or decreased from time to time as permitted hereunder, with the "Aggregate Commitment" in effect on the Effective Date being set forth on the initial Commitment Schedule attached hereto as ANNEX 1; provided, however, that in no event shall the Aggregate Commitment be increased to an amount in excess of the then current Maximum Aggregate Commitment.

     "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     "Applicant Institution" is defined in Section 12.3.1(i).

     "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

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     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Assignment Agreement" is defined in Section 12.2.1(ii)(c).

     "Authorized Officer" means any of the President, Chief Financial Officer or Treasurer of the Borrower, acting singly.

     "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

     "Borrower" means Syncor Management Corporation, a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Bridge Facility" means that certain revolving line of credit in the maximum credit amount of $25,000,000 made available to the Parent by Bank One and evidenced by that certain letter agreement dated as of February 5, 2001 by and between the Parent and Bank One.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change in Control" :

         (i) With respect to the Parent if any of the following shall occur:

                (a) There shall be consummated any consolidation and merger of the Borrower in which the Borrower is not the continuing or surviving corporation or pursuant to which the voting stock of the Borrower would be

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      converted into cash, securities or other property; or

                (b) There is a report filed by any person, including such person's Affiliates, on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that such person (for the purposes of this definition only, the term "person" is used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
     Act) of 50% or more of the voting power of the Borrower's voting stock outstanding; provided, however, that a Change in Control shall not be deemed to have occurred if at any time the Borrower, any Subsidiary of the Borrower, any employee stock ownership plan or any other employee benefit plan, including any pension plan of the Borrower or any Subsidiary of the Borrower, or any person holding voting stock for or pursuant to the terms of such employee benefit plan, files or becomes obligated to file a report under or in response to Schedule 13D or
     Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of voting stock in the Borrower, whether in excess of 50% or otherwise.

          (ii) With respect to the Borrower, if the Parent shall cease to own 100% of the outstanding capital stock of the Borrower.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for any Lender on any date, the dollar amount specified as such Lender's "Commitment" on the then current Commitment Schedule, as such amount may be increased by written agreement of the Borrower and such Lender (subject to the limitation on the Maximum Aggregate Commitment), or decreased as a result of any assignment by such Lender of some or all of such Commitment pursuant to Section 12.3 below or by written agreement of the Administrative Agent, the Borrower and 100% of the Lenders, with each Lender's Commitment in effect on the Effective Date being set forth on the initial Commitment Schedule attached hereto as ANNEX 1.

     "Commitment Schedule" means a schedule setting forth the current Aggregate Maximum Commitment, Aggregate Commitment and, for each Lender, such Lender's Commitment and Percentage Share, as such schedule may be modified from time to time consistent with the Loan Document, and with the Commitment Schedule as in effect on the Effective Date being attached hereto as ANNEX 1.

     "Condemnation" is defined in Section 7.8.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or obligations in connection with letters of credit.

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     "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Default" means an event described in Article VII.

     "Documentation Agent" is defined in the introductory paragraph of this Agreement.

     "EBITDA" means, for any period and with respect to any Person and all such Person's Subsidiaries on a consolidated basis, (i) the net earnings
(or loss) after taxes for such period taken as a single accounting period, plus (ii) depreciation, depletion and amortization expense for such period, plus (iii) federal, state and local income (or equivalent) taxes paid or accrued for such period, plus (iv) total interest expense for such period (including amortization of capitalized Indebtedness issuance costs), whether paid or accrued (including the interest component of Capitalized Leases), including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (v) extraordinary, unusual or non-recurring losses and non-cash charges for any disposition of businesses or early extinguishment of Indebtedness for such period, minus (vi) extraordinary, unusual or non-recurring gains, and minus (vii) any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses or early extinguishment of Indebtedness previously taken into account for such period, in each case determined in accordance with Agreement Accounting Principles and, in the case of clauses (ii) through (vii), to the extent included in the determination of net earnings (or loss) for such period.

     "Effective Date" means the date as of which all conditions precedent to the effectiveness of this Agreement set forth in Article IV below have been satisfied.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or
(iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such

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Eurodollar Interest Period, in the approximate amount of Bank One's (in its capacity as a Lender) relevant Eurodollar Loan and having a maturity approximately equal to such Eurodollar Interest Period.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin.

     "Existing Agreement" is defined in Recital A above.

     "Existing Guarantors" means each of the Parent, Comprehensive Medical Imaging, Inc. and Syncor Overseas Ltd.

     "Facility LC" is defined in Section 2.18.1 and shall include, without limitation, all Facility LC's Outstanding under the Existing Credit Agreement on the Effective Date.

     "Facility LC Application" is defined in Section 2.18.3.

     "Facility LC Collateral Account" is defined in Section 2.18.11.

     "Facility Termination Date" means October 1, 2005 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "Fixed Rate" means the Eurodollar Rate.

     "Fixed Rate Advance" means an Advance which bears interest at a Fixed
Rate.

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     "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

     "Guarantor" means: (i) the Existing Guarantors, and (ii) any now existing or hereafter established or acquired Subsidiary of the Borrower required to provide a Guaranty pursuant to Section 2.19.2 below and its respective successors and assigns.

     "Guaranty" means a guaranty executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, in the form of EXHIBIT A hereto, as it may be amended or modified and in effect from time to time.

     "Increasing Lender" is defined in Section 12.4.

     "Indebtedness" of a Person means, without duplication, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, and (vi) Contingent Obligations.

     "Interest Expense" means, for the Parent and its Subsidiaries on a consolidated basis for any period, the sum, without duplication, of (i) interest paid or payable during such period on Indebtedness, plus (ii) all debt discount and expense amortized or required to be amortized during such period, plus (iii) all obligations in respect of interest rate or currency swap, rate cap or similar transactions paid or required to be paid during such period, determined in accordance with Agreement Accounting Principles.

     "Interest Coverage Ratio" means, as of any date of determination, the ratio of (i) net income of the Parent and its Subsidiaries (determined on a consolidated basis) for the twelve (12) month period ending on such date plus all amounts deducted in the computation thereof on account of Interest Expense and taxes imposed on or measured by income or excess profits, to
(ii) Interest Expense of the Parent and its Subsidiaries (determined on a consolidated basis) for such period.

     "Interest Period" means a Eurodollar Interest Period.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds,

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partnership interests, notes, debentures or other securities owned by such
Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "LC Drawing" is defined in Section 2.18.5.

     "LC Issuer" means Bank One in its capacity as the issuer of Facility LCs pursuant to Section 2.18.

     "LC Obligations" means, at any time, the sum, without duplication, of:
(i) the aggregate undrawn stated amount under all Facility LCs, plus (ii) the aggregate unpaid amount at such time of all unrepaid LC Drawings.

     "LC Payment Date" is defined in Section 2.18.6.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

     "Leverage Ratio" means, as of any date of determination, the ratio of
(i) the total Indebtedness of the Parent and its Subsidiaries (determined on a consolidated basis) as of such date divided by (ii) the EBITDA of the Parent and its Subsidiaries (determined on a consolidated basis) for the twelve (12)month period ending on such date.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Notes, the Guaranties, the Subordination Agreements and any and all other documents, instruments and agreements contemplated hereby and executed by the Borrower or any Guarantor in favor of the Administrative Agent or any Lender in connection herewith.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents (provided that any such effect with respect to the Borrower or any Guarantor shall not constitute a Material Adverse Effect if not more than 10% of the total asset of the Parent and its Subsidiaries on a consolidated basis is affected adversely by such effect), or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

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     "Maximum Aggregate Commitment" shall mean $200,000,000, as such amount may be increased or decreased from time to time by written agreement of the Administrative Agent, the Borrower and 100% of the Lenders.

     "Modification" is defined in Section 2.18.1.

     "Net Worth" means as to any Person the book net worth of such Person and its consolidated Subsidiaries, determined in accordance with Agreement Accounting Principles.

     "Non-U.S. Lender" is defined in Section 3.5(iv).

     "Note" means a promissory note, in substantially the form of EXHIBIT B, duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Outstanding Letters of Credit, and unrepaid LC Drawings, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under the Loan Documents.

     "Other Taxes" is defined in Section 3.5(ii).

     "Outstanding" shall mean with respect to Facility LCs, any Facility LC which has not been canceled, expired unutilized or fully drawn upon and reference to the "amount" of any Outstanding Facility LC shall be deemed to mean the amount available for drawing thereunder.

     "Parent" means Syncor International Corporation, a Delaware corporation, and its successors and assigns.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each calendar quarter.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Percentage Share" means for any Lender at any date that percentage which such Lender's Commitment bears to the Aggregate Commitment, with the Percentage Share of each of the Lender's on the Effective Date being set forth on the initial Commitment Schedule attached hereto as ANNEX 1.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent or any member of the Controlled Group may have any liability.

     "Pricing Schedule" means the pricing schedule attached hereto as Annex 2.

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     "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Rate Hedging Agreement" means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals,extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances; provided, however, that if there are only two Lenders hereunder, Required Lenders shall include both Lenders.

     "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Section" means a numbered section of this Agreement, unless another

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document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Subordination Agreement" means a subordination agreement executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, in the form of EXHIBIT C hereto, as it may be amended or modified and in effect from time to time.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company,association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Parent and shall include, in any event, the Borrower.

     "Substantial Portion" means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than 5% of the consolidated assets of the Parent and its Subsidiaries as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

     "Temporary Increase Termination Date" is defined in Section 12/4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

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                                     ARTICLE II

                                    THE CREDITS

     2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that the aggregate amount of Loans made by all Lenders at any one time outstanding shall not exceed the Aggregate Commitment minus the aggregate dollar amount of LC Obligations on such date. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

     2.2 Required Payments; Termination. Subject to the mandatory prepayment requirements of Section 2.17, all outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

    2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in accordance with their respective Percentage Shares.

     2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

       2.5 Commitment Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the applicable percentage per annum set forth under the definition of "Applicable Margin" on the amount, calculated daily, equal to such Lender's Commitment minus such Lender's Percentage Share of all outstanding Advances and LC Obligations, from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of aggregate principal amount of the outstanding Advances and LC Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.6         Minimum Amount of Each Advance.  Each Fixed Rate
Advance shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate

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Advances upon one Business Day's prior notice to the Administrative Agent.
Fixed Rate Advances may not be voluntarily paid prior to the last day of the respective Interest Periods therefor.

     2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Fixed Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                 (i)     the Borrowing Date, which shall be a Business Day, of
                          such Advance,

                 (ii)    the aggregate amount of such Advance,

                 (iii)   the Type of Advance selected, and

                 (iv) in the case of each Fixed Rate Advance,the Interest Period applicable thereto.

Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to
Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

     2.9         Conversion and Continuation of Outstanding Advances.
Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Fixed Rate Advances. Each Fixed Rate Advance shall continue as a Fixed Rate Advance until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/ Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance either continue as a Fixed Rate Advance for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advances; provided that any conversion of any Fixed Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Fixed Rate Advance, prior to the date of the requested conversion or continuation, specifying:

                 (i) the requested date which shall be a Business Day, of such conversion or continuation,

                 (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

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                 (iii)   the amount and Type(s) of Advance(s) into which such
                         Advance is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate Advance, the duration of the Interest Period applicable thereto.

    2.10 Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Fixed Rate Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Fixed Rate Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory prepayment required pursuant to Section 2.17.

     2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Fixed Rate Advance. If any Advance is not paid at maturity, whether by acceleration or otherwise, or any LC Drawing is not paid when due, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that all outstanding Obligations (including any Advance and any unrepaid LC Drawing) shall bear interest at a rate per annum equal to the Floating Rate plus 2% per annum.

       2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge any account of the Borrower or the Parent maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

     2.13 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or

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accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

    (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

     (iv) Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note forcancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

     2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Fixed Rate Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Fixed Rate Loans, commitment fees and letter of credit fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year.
Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each

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Lender for the benefit of such Lending Installation.  Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.16 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.17 Mandatory Prepayment Requirements. The Borrower shall pay to the Administrative Agent for application against Loans outstanding (and with an automatic and permanent concomitant reduction in the Aggregate Commitment regardless of whether or not sufficient Loans are outstanding for such amount to be applied as a prepayment) as a mandatory prepayment hereunder promptly upon receipt thereof (i) 100% of the net cash proceeds from the issuance by the Parent or any of its Subsidiaries of any common stock, preferred stock, warrant or other equity security consummated on or after April 1, 2001; and
(ii) 50% of the net cash proceeds from the issuance of any Indebtedness
(other than Indebtedness permitted to be incurred pursuant to subsections
(i), (iii), (v) and (vi) of Section 6.11 below) for borrowed money or otherwise evidenced by notes or other instruments on or after the date hereof; provided, however, that the obligation of the Borrower to make such mandatory prepayment pursuant to this Section 2.17 shall terminate and be of no further force or effect upon the consummation of sales of equity and/or issuances of Indebtedness which result in the reduction of the Aggregate Commitment pursuant to this Section 2.17 by $50,000,000.

     2.18        Facility LCs.

                 2.18.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified: (i) the aggregate amount of the outstanding LC Obligations shall not exceed $20,000,000, and (ii) the Borrower shall be in compliance with the limitations of Section 2.1. No Facility LC shall have an expiry date later than the earlier of (a) the first anniversary of the issuance date thereof (or such longer period as may be approved by the Administrative

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Agent) and (b) the fifth Business Day prior to the Facility Termination Date;
provided, however, that any Facility LC with an expiry date complying with the limitation of subsection (a) may, subject to the limitation of subsection
(b) above, provide for the automatic renewal thereof for additional one year periods (or such longer period as may be approved by the Administrative Agent).

                 2.18.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this
Section 2.18, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Percentage Share.

                 2.18.3. Notice. Subject to Section 2.18.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Los Angeles time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

                 2.18.4. LC Fees. The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably in accordance with their respective Percentage Shares: (i) with respect to each standby Facility LC, a letter of credit fee computed at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date and on the Facility Termination Date, and (ii) with respect to each Facility LC which is not a standby Facility LC, a letter of credit fee computed at a per annum rate equal to 75% of the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date and on the Facility Termination Date; provided, however, that during the continuance of a Default, fees payable pursuant to (i) and (ii) above shall be increased by 2% per annum and, provided further, that the letter of credit fees payable on account of Letters of Credit outstanding on the Effective Date shall be pro rated and that portion thereof accrued prior to the Effective Date shall be paid to the Administrative Agent for distribution to those of the Lenders who were lenders under the Existing Credit Agreement at the applicable rate set forth in the Existing Credit Agreement and that portion thereof accrued from and after the

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Effective Date shall be paid to the Administrative Agent for distribution to the Lenders hereunder at the applicable rate hereunder. The Borrower shall also pay to the LC Issuer for its own account (1) at the time of issuance of each Facility LC and at the effective date of any extension thereof, a fronting fee in such amount as may be agreed to by the LC Issuer and the Borrower, and (2) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

                 2.18.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand (each, an "LC Drawing"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Percentage Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.18.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 10:00 a.m. (Los Angeles time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

                 2.18.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer for each LC Drawing in full: (i) prior to the occurrence of a Default and acceleration of the Obligations, on the date the Administrative Agent notifies the Borrower (which notice may be telephonic) of such LC Drawing if such notice is given prior to 12:00 noon (Chicago time) or on the next succeeding Business Day if given after 12:00 noon (Chicago time), or (ii) following he occurrence of a Default and acceleration of the Obligations, without demand upon or notice to the Borrower on the date of such LC Drawing (the "LC Payment Date" for the related Facility LC). Nothing contained herein shall constitute a waiver by the Borrower or any Lender of any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (1) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (2) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Any LC Drawing not paid on LC Payment
Date therefor and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to

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(a) the rate applicable to Floating Rate Advances for such day if such day falls on or before the LC Payment Date and (b) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its respective Percentage Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC
Issuer in respect of such Facility LC pursuant to Section 2.18.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice and/or Conversion/Continuation Notice in compliance with Section 2.8 and/or Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

                 2.18.7. Obligations Absolute. The Borrower's obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's reimbursement obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or there party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.18.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the second sentence of Section 2.18.6.

                2.18.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.18, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act

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pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

                 2.18.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (b) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section
2.18.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

                 2.18.10. Lenders' Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.18 or any action taken or omitted by such indemnitees hereunder.

                 2.18.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders made at any time following the occurrence of a Default and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the

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Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.18.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

                 2.18.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

      2.19        Guaranties and Subordination Agreements.

                 2.19.1. Existing Guaranties and Subordination Agreements. Pursuant to the Existing Agreement each of the Existing Guarantors have executed and delivered to the Administrative Agent a Guaranty and a Subordination Agreement. On or before the Effective Date, each of such Persons shall execute and deliver an amended and restated Guaranty and Subordination Agreement in replacement of and substitution for such existing Guaranties and Subordination Agreements.

                 2.19.2. Additional Guaranties and Subordination Agreements. As additional credit support for the Obligations, following the Effective Date the Borrower shall cause to be executed and delivered to the Administrative Agent a Guaranty and a Subordination Agreement from any other direct or indirect Wholly Owned Subsidiary (whether now existing or hereafter established or acquired) from time to time if such Subsidiary shall have (i) gross revenues equal to or in excess of five percent (5%) of the consolidated gross revenues of the Parent and its Subsidiaries for the immediately preceding twelve-month period or (ii) total assets equal to or in excess of five percent (5%) of the consolidated total assets of the Parent and its Subsidiaries as of the last day of the most recent fiscal quarter, accompanied by such corporate resolutions and/or other evidence of authority as the Administrative Agent may reasonably request, including, without limitation, the case of Subsidiaries which are organized under laws of jurisdictions located outside of the United States of America, opinions of foreign counsel. Notwithstanding the foregoing, at the request of the Parent the Administrative Agent and the Required Lenders may, in their sole and absolute discretion, agree to waive the requirement of delivery of a Guaranty and a Subordination Agreement by non-U.S. organized Wholly-Owned Subsidiaries of the Parent which would otherwise be required to deliver such documents hereunder in the event the Administrative Agent and the Required Lenders determine that the delivery of such documents by such Wholly-Owned Subsidiary would have a material negative tax or other financial impact on the Parent.

      2.20 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices

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and Conversion/Continuation Notices to be given telephonically.
The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.21 Notification of Advances, Etc.. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.



                                       ARTICLE III

                                  CHANGE IN CIRCUMSTANCES

     3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                 (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

                 (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

                 (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or Maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment. Notwithstanding

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anything to the contrary set forth above in this Section, this Section shall not apply to Floating Rate Loans.

     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
(i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender (other than any change taken into account in determining the interest rate applicable to Fixed Rate Advances). "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July
1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. Notwithstanding anything to the contrary set forth above in this Section, this Section shall not apply to Floating Rate Loans.

     3.3 Availability of Types of Advances. If any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Fixed Rate Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid.

    3.4 Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed
Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

    3.5 Taxes (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable

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hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

     (iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement,
(i)deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery wouldotherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

    (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

    (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or
3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed
Rate applicable to such Loan, whether in fact that is the case or not.
Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 or and 3.5 shall survive payment of the Obligations and termination of this Agreement.



                                     ARTICLE IV

                  CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION

      4.1 Initial Advance. This Agreement shall be effective upon the date that the Borrower has furnished to the Administrative Agent with, in the case of each of the Loan Documents, sufficient copies for the Lenders:

                 (i)     Duly executed originals of this Agreement.

                 (ii) Duly executed originals of an amended and restated Guaranty from each of the Existing Guarantors.

                 (iii) Duly executed originals of an amended and restated Subordination Agreement from each of the Existing Guarantors.

                 (iv) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the Secretary of State of the State of Delaware.

                 (v) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its bylaws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

                 (vi) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

                 (vii) With respect to each of the Existing Guarantors, copies of its articles of incorporation, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

                 (viii) With respect to each of the Existing Guarantors, copies, certified by the Secretary or Assistant Secretary of such Existing Guarantor, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Guaranty to which it is party.

                 (ix) With respect to each of the Existing Guarantors, an incumbency certificate, executed by the Secretary or Assistant Secretary of such Guarantor, which shall identify by name and title and bear the signature of the officers of such Guarantor authorized to sign the Guaranty to which it is party.

                 (x) A certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date no Default or Unmatured Default has occurred and is continuing.

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                 (xi)    A written opinion of counsel to the Borrower and the
                         Existing Guarantors, addressed to the Lenders in substantially the form of EXHIBIT D hereto.

                 (xii) To the extent requested by any Lender, a Note payable to the order of such Lender.

                 (xiii) Written money transfer instructions, in substantially the form of EXHIBIT E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

                 (xiv) Evidence satisfactory to the Administrative Agent that upon funding of the initial Advance hereunder, all obligations of the Parent to Bank One under or relating to the Bridge Facility shall have been (or upon the funding of the first Advance hereunder shall
                         be) paid in full and the Bridge Facility cancelled.

                 (xv) Such other documents as any Lender or its counsel may have reasonably requested.

                 (xvi) For delivery by the Administrative Agent to each of the Lenders, the upfront fee which the Borrower has agreed to pay as a condition precedent to the effectiveness of this Agreement and, for delivery by the Administrative Agent and to itself and the Arranger, as applicable, the administrative and arrangement fees described in that certain letter agreement dated February 13, 2001 among the Administrative Agent, the Arranger and the Borrower.

On the Effective Date the Lenders shall purchase and sell among themselves Loans outstanding under the Existing Agreement such that such Loans and all Loans funded on the Effective Date shall be held by the Lenders in accordance with their respective Percentage Shares.

     4.2 Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

                 (i)     There exists no Default or Unmatured Default.

                 (ii)    The representations and warranties contained in
                         Article V are true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

                 (iii) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may, through the Administrative Agent, require a duly completed compliance certificate in substantially the form of EXHIBIT F hereto as a condition to making an Advance.



                                      ARTICLE V

                             REPRESENTATIONS AND WARRANTIES

     Each of the Parent and the Borrower represents and warrants to the Lenders that:

     5.1 Corporate Existence and Standing. Each of the Parent and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction where its ownership of property or conduct of business requires such authority and where failure to have such authority could have a Material Adverse Effect.

      5.2 Authorization and Validity. Each of the Borrower and the Guarantors has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is party and to perform its obligations thereunder. The execution and delivery by the Borrower and the Guarantors of the Loan Documents and the performance of their respective Obligations thereunder have been duly authorized by proper corporate proceedings, the Loan Documents to which the Borrower is party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, and the Loan Documents to which each Guarantor is party constitute legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

    5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of the Guarantors or the Borrower's or any Guarantor's articles of incorporation or By-laws or the provisions of any material indenture, instrument or agreement to which the Borrower or any of the Guarantors is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or any Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

       5.4 Financial Statements. The consolidated financial statements dated December 31, 1999 of the Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

    5.5 Material Adverse Change. Since December 31, 1999, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries which is likely to have a Material Adverse Effect.

    5.6 Taxes. The Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7 Litigation and Contingent Obligations. Except as set forth on SCHEDULE 5.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent or any of its Subsidiaries which could have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings, neither the Borrower nor any Guarantor has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8 Subsidiaries. SCHEDULE 5.8 hereto contains an accurate list of all Subsidiaries of the Parent as of the date of this Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Parent or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non assessable.

     5.9         ERISA.      The Unfunded Liabilities of all Single Employer
Plans do not in the aggregate exceed $3,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

      5.10 Accuracy of Information. No information, exhibit or report furnished by the Parent or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12 Material Agreements. Neither the Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which is likely to have a Material Adverse Effect. Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default is likely to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness with a current outstanding principal amount in excess of $100,000.

      5.13 Compliance With Laws. The Parent and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply could reasonably be expected to have a Material Adverse Effect.

     5.14        Ownership of Properties.  Except as set forth on SCHEDULE
5.14 hereto, on the date of this Agreement, the Parent and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.

     5.15 Plan Assets; Prohibited Transactions. Neither the Borrower nor any Guarantor is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code); and neither the execution of this Agreement and the making of Loans hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code.

     5.16 Environmental Matters. In the ordinary course of its business, the officers of the Parent consider the effect of Environmental Laws on the business of the Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and the Guarantors due to Environmental Laws. On the basis of this consideration, the Parent has reasonably concluded that the Parent and its Subsidiaries are in material compliance with all applicable Environmental Laws in effect on the date of this representation and warranty. Except as set forth on SCHEDULE 5.16 hereto, neither the Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

     5.17 Investment Company Act. Neither the Parent nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

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     5.18        Public Utility Holding Company Act.  Neither the Parent nor
any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.



                                   ARTICLE VI

                                   COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1 Financial Reporting. The Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

                 (i) Within 100 days after the last day of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Parent's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of shareholders' equity, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

                 (ii) Within 50 days after the last day of each of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of shareholders' equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

                 (iii) Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit F hereto signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

                 (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

                 (v) As soon as possible and in any event within l0 days after the Parent knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Parent, describing said Reportable Event and the action which the Parent proposes to take with respect thereto.

                 (vi) As soon as possible and in any event within 10 days after receipt by the Parent, a copy of (a)
                             any notice or claim to the effect that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

                 (vii) Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

                 (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission.

                 (ix) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2 Use of Proceeds. The Parent will, and will cause each Subsidiary to, use the proceeds of the Advances to repay Indebtedness outstanding under the Bridge Facility, support working capital requirements, general corporate purposes and friendly Acquisitions, and to repay outstanding Advances. The Parent will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

    6.3 Notice of Default. The Parent will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

   6.4 Conduct of Business. The Parent will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in related business lines and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

    6.5 Taxes. The Parent will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6 Insurance. The Parent will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Parent will furnish to any Lender upon request full information as to the insurance carried.

     6.7 Compliance with Laws. The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

     6.8 Maintenance of Properties. The Parent will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times

    6.9 Inspection. The Parent will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Parent and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent and each Subsidiary with, and to be advised as to the same by, their Respective officers at such reasonable times and intervals as the Lenders may designate.

    6.10 Dividends. The Parent will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock and dividends on preferred stock of the Parent outstanding on the date of this Agreement), except that any Subsidiary may declare and pay dividends to, or make distributions to, or make redemptions from, the Parent or a Wholly-Owned Subsidiary.

     6.11 Indebtedness. The Parent will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

                 (i)        The Obligations.

                 (ii) Indebtedness existing on the date hereof (other than Indebtedness under the Bridge Facility) and described in SCHEDULE 6.11 hereto.

                 (iii) Indebtedness arising under Rate Hedging Agreements related to the Loans.

                 (iv) Indebtedness issued following the Effective Date the proceeds of which are applied as required pursuant to Section 2.17(i).

                 (v) Indebtedness assumed in connection with Acquisitions consummated following the Effective Date and permitted pursuant to Section. 6.14(vii), which, when added to outstanding Indebtedness permitted pursuant to subsection (vi) below, does not exceed $100,000,000.

                 (vi) Other Indebtedness, including, without limitation, Capitalized Leases, not otherwise permitted pursuant to subsections (i) through (v) above, in an aggregate amount outstanding at any date not to exceed the lesser of: (1) $40,000,000, and (2) that amount which, when added to outstanding Indebtedness permitted pursuant to subsection (v) above, does not exceed $100,000,00.

In the event the Parent or any Subsidiary wishes to assume any Indebtedness in connection with any Acquisition after the date of this Agreement in addition to that permitted in this Section 6.11 above, the Parent shall provide all relevant documents in connection with such Indebtedness to the Administrative Agent and the Lenders for their review and prior approval. The Administrative Agent and the Lenders shall use their reasonable judgment in reviewing such documents and in deciding whether to grant such approval.

     6.12 Merger. The Parent will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except:
(i) any merger of a Subsidiary into the Parent or a Wholly-Owned Subsidiary, and (ii) any consolidation or merger in which the Parent is the surviving entity and the shareholders of the Parent prior to such consolidation or merger will control a majority of the Parent's voting stock upon the closing of such consolidation or merger.

     6.13 Sale of Assets. The Parent will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person, except:

                 (i) Sales of inventory in the ordinary course of business.

                 (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Parent and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Parent and its Subsidiaries.

     6.14 Investments and Acquisitions. The Parent will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

     (i) Short-term obligations of, or fully guaranteed by, the United States of America.

     (ii) Commercial paper rated A-l or better by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc., or P-l or better by Moody's Investors Service, Inc.

     (iii) Municipal bonds rated AA or better, and preferred stock rated A or better, by Standard and Poor's Ratings Group.

     (iv) Demand deposit accounts maintained in the ordinary course of business.

     (v) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

     (vi) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in SCHEDULE 6.14 hereto.

     (vii) Friendly Acquisitions involving (a) total consideration, including, without limitation, Indebtedness assumed in connection therewith, in an amount not to exceed (1) $30,000,000 in any one transaction or series of transactions related to the same entity (and as to which any Indebtedness assumed in connection therewith does not exceed $15,000,000); or (2) in the aggregate determined as of the last day of each fiscal quarter for the 12-month period ending on such date, $60,000,000 (excluding, for purposes of calculating compliance with this clause (2), Acquisitions consummated prior to October 1, 2000 and as to which any Indebtedness assumed in connection therewith does not exceed $30,000,000 in the aggregate), (b) targets in a similar line of business (radioactive pharmaceuticals and diagnostic imaging and related high technology medical services) as the Parent, and
                 (c) targets with a positive EBITDA; provided that on a pro forma basis, the Parent shall remain in compliance with all the covenants under this Agreement immediately upon consummation of such Acquisition.

     (viii) Other Investments not otherwise permitted pursuant to subsections (i) through (vii) above, in an aggregate amount not to exceed $1,000,000 at any date.

     6.15 Liens. The Parent will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent or any of its Subsidiaries, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Parent or the Subsidiaries.

     (v)         Liens existing on the date hereof and described in SCHEDULE
                 5.14 hereto.

     (vi) Liens on assets acquired in connection with Acquisitions permitted pursuant to Section 6.14(vii) above, securing Indebtedness existing prior to the date of the consummation of such Acquisition and assumed in connection therewith, said Liens affecting only the assets acquired, which Indebtedness, when added to Indebtedness secured by Liens permitted pursuant to subsection (vii) below, does not exceed $100,000,000.

     (vii) Purchase money Liens not otherwise permitted pursuant to subsections (v) and (vi) above arising after the Effective Date securing Indebtedness in an aggregate amount at any one time outstanding not to exceed the lesser of: (1) $40,000,000, and (2) that amount which, when added to Indebtedness secured by Liens permitted pursuant to Subsection (vi) above, does not exceed $100,000,000.

     6.16 Capital Expenditures. The Parent will not, nor will it permit any Subsidiary to, expend, or be committed to expend for Capital Expenditures in the aggregate in excess of the sum of (a) 100% of all depreciation, depletion and amortization expenses of the Parent and its Subsidiaries on a consolidated basis, and (b) 50% of the net income of the Parent and its Subsidiaries on a consolidated basis, all determined as of the last day of each fiscal quarter for the 12-month period ending on such date.

     6.17 Affiliates. The Parent will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Parent's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than the Parent or such Subsidiary would obtain in a comparable arms-length transaction.

    6.18 Net Worth. The Parent will not permit at any date the Net Worth of the Parent and its consolidated Subsidiaries to be less than the sum of: (i) $120,000,000, plus (ii) 50% of net income of the Parent and its consolidated Subsidiaries (if positive and with no reduction in the event of loss) earned at any time after December 31, 1999, determined in accordance with Agreement Accounting Principles, plus (iii) 75% of proceeds of any new equity issuance of the Parent and its consolidated Subsidiaries occurring at any time after December 31, 1999.

     6.19 Leverage Ratio. The Parent will not permit its Leverage Ratio, determined on a consolidated basis for the Parent and its consolidated Subsidiaries as of the last day of each fiscal quarter to exceed: 2.5:1.

    6.20 Interest Coverage Ratio. The Parent will not permit its Interest Coverage Ratio, determined on a consolidated basis for the Parent and its consolidated Subsidiaries as of the last day of each fiscal quarter to be less than 3.00:1.



                                 ARTICLE VII

                                  DEFAULTS

    The occurrence of any one or more of the following events shall Constitute a Default:

    7.1 Any representation or warranty made or deemed made by or on behalf of the Parent or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

    7.2 Nonpayment of principal of any Advance on the date when due, or nonpayment of interest upon any Advance or of any fee or other Obligation under any of the Loan Documents within five days after the same becomes due.

     7.3 The breach by the Parent or the Borrower of any of the terms or provisions of Sections 6.10 through 6.20 of Article VI.

     7.4 The breach by the Parent or the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

     7.5 Failure of the Parent or any Subsidiary to pay when due any Indebtedness aggregating in excess of $3,000,000 ("Material Indebtedness");
or the default by the Parent or any Subsidiary in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6 The Parent or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors,
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in
Section 7.7.

     7.7 Without the application, approval or consent of the Parent or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Parent or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

    7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Parent or any Subsidiary which, when taken together with all other Property of the Parent or any Subsidiary so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     7.9 The Parent or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money (to the extent not covered by insurance) in excess of $3,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event shall occur in connection with any Plan.

     7.11 The Parent or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Parent or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could be reasonably expected to have a Material Adverse Effect.

    7.12 The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

     7.13 Nonpayment by the Parent or the Borrower of any Rate Hedging Obligation when due or the breach by the Parent or the Borrower of any term, provision or condition contained in any Rate Hedging Agreement.

    7.14 Any Guaranty or Subordination Agreement shall fail to remain in full force or effect (and such failure could reasonably be expected to have a Material Adverse Effect) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty or Subordination Agreement, or any Guarantor shall fail to comply with any of the terms or provisions of its Guaranty or Subordination Agreement (and such failure could reasonably be expected to have a Material Adverse Effect), or any Guarantor denies that it has any further liability under its Guaranty or Subordination Agreement, or gives notice to such effect.

    7.15        There shall occur a Change in Control.




                                 ARTICLE VIII

                    ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


     8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Parent or the Borrower, the obligations of the Lenders to make Loans hereunder and Bank One's obligation to issue Facility LCs hereunder shall automatically terminate and the Obligations shall Immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans Hereunder (and Bank One may in its sole discretion terminate or suspend its obligation to issue Facility LCs hereunder), or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Parent and the Borrower hereby expressly waives. Any amounts paid by the Parent or the Borrower to the Administrative Agent on account of Outstanding Facility LCs shall be held by the Administrative Agent as cash collateral for the obligations of the Borrower with respect to unpaid LC Drawings relating thereto, and each of the Parent and the Borrower hereby grants to the Administrative Agent a first perfected security interest in said cash and authorizes the Administrative Agent to apply such cash on account of future LC Drawings as such become payable by the Borrower.

     If, within five (5) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Parent or the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Parent or the Borrower, rescind and annul such acceleration and/or termination.

     8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Parent and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders, the Parent or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

     (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof or interest thereon or fees (to the extent such fees are payable to the Lenders in their capacities as such), or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii)        Reduce the percentage specified in the definition of Required
                 Lenders.

     (iii) Reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase or decrease the amount of the Commitment of any Lender hereunder (except for a ratable decrease in the Commitments of all Lenders or an increase permitted under Section 12.3), or permit the Borrower to assign its rights under this Agreement.

     (iv)        Amend this Section 8.2.

     (v) Release any Guarantor from its obligations under its Guaranty.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under
Section 12.3.1(e) without obtaining the consent of any other party to this Agreement.

     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such Writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.



                                 ARTICLE IX

                              GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Taxes. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

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       9.4         Headings.  Section headings in the Loan Documents are for
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Parent, the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Parent, the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter described in
Section 10.13.

     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

    9.7 Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger or the Lenders) paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. Each of the Parent and the Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the assets of the Parent and the Subsidiaries for internal use by Bank One from information furnished to it by or on behalf of the Parent or the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

     (ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender
or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party
seeking indemnification.   The obligations of the Borrower under this Section
9.7 shall survive the termination of this Agreement.

     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may Furnish one to each of the Lenders.

     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Parent and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Parent's audited financial statements.

    9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Parent or the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the business or operations of the Parent and the Subsidiaries. Each of the Parent and the Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Parent or the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Parent or the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by the Parent or the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.12 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Parent or the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates which need to receive such information, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee which need or needs to receive such information, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, provided that Lender shall use its best efforts to notify the Parent prior to such disclosure, and (vi) permitted by Section 12.6.

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     9.13        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

                                  ARTICLE X

                            THE ADMINISTRATIVE AGENT

     10.1 Appointment; Nature of Relationship. Bank One, NA is hereby appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

    10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Parent or the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a "highly leveraged transaction".

     10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to Furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Parent or the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Parent or the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

       10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the
Lenders and on all holders of Notes.    The Lenders hereby acknowledge that
the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

       10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

      10.8        Administrative Agent's Reimbursement and Indemnification.
The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other Document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

    10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Parent or any of its Subsidiaries in which the Parent or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Parent and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Parent and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent in its capacity as a Lender shall no longer hold any Commitment hereunder, the Required Lenders shall have the right to require the Administrative Agent to resign pursuant to this Section 10.12. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Parent, the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Parent, the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

     10.13 Administrative Agent's Fee; Arranger's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, and to the Arranger, their respective fees pursuant to that certain fee letter dated of June 23, 2000 among the Administrative Agent, the Arranger and the Parent, or as otherwise agreed from time to time.

     10.14 Delegation to Affiliates. The Parent, the Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement and the other Loan Documents to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

    10.15 Documentation Agent. The Documentation Agent shall have no right, power, obligations, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without Limiting the foregoing, none of such Lenders shall have or be deemed to have a Fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.



                                 ARTICLE XI

                          NO WAIVER; RATABLE PAYMENTS

     11.1 No Waiver. Nothing contained in this Agreement is, or shall in the future be deemed to constitute, a waiver of any right, remedy, power or protection available to the Lenders in law (including, without limitation, common law) or in equity, now existing or hereafter arising, whether or not such right, remedy, power or protection is expressly stated in this Agreement.

    11.2 Ratable Payments. If any Lender has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender receives collateral or other protection for its Obligations, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If any such amount is to be applied to Indebtedness of the Parent or the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.



                                 ARTICLE XII

                 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

       12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Parent, the Borrower and the Lenders and their respective successors and assigns, except that (i) neither the Parent nor the Borrower shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 1.23. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Parent, the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2        Participations.

                 12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, any participating interests in any Facility LC or unrepaid LC Drawing, or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Parent, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                 12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Commitment, Facility LC or unrepaid LC Drawing in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Commitment, Facility LC or unrepaid LC Drawing, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan, Commitment, Facility LC or unrepaid LC Drawing, releases any Guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

     12.3        Assignments.

                 12.3.1     Addition of New Lender

                            (i) Subject to the limitation on the Maximum Aggregate Commitment and the provisions of Section 12.5 below, the Borrower or any Lender may at any time propose that one or more banks or other entities institutions (each, an "Applicant Institution") become an additional Lender hereunder. At such time, the Borrower or such Lender, as applicable, shall notify the other parties hereto, including the Administrative Agent, of the identity of such Applicant Institution and such Applicant Institution's proposed Commitment. The addition of any Applicant Institution shall be subject to:

                                  (a)   If such Applicant Institution is
                 proposed for inclusion as a Lender hereunder by an existing Lender and is not an Affiliate of such Lender or another existing Lender, the prior written consent of the Administrative Agent and, if but only if there shall not Have occurred and be continuing a Default, the Borrower, and if such Applicant Institution is proposed for inclusion as a Lender hereunder by the Borrower, the prior written consent of the Administrative Agent, none of which consents shall be unreasonably withheld; and

                                  (b)   Delivery of each of the items and the
                 occurrence of each of the events described in subparagraph
                 (ii) below.

                            (ii) Assuming delivery of the consent of the Borrower and/or the Administrative Agent as required pursuant to subparagraph (i)(a) above, the Administrative Agent, the Borrower and, if such Applicant Institution will be acquiring a portion of an existing Lender's Maximum Commitment by way of assignment from such existing Lender, such existing Lender, shall mutually agree on the Adjustment Date on which such Applicant Institution shall become a party hereto and a Lender hereunder. On such Adjustment Date:

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                                  (a)  The Administrative Agent shall deliver
                 to the Borrower and each of the Lenders a replacement Commitment Schedule to be effective as of such Adjustment Date, reflecting the Aggregate Commitment and the Lenders' respective Commitments and Percentage Shares.

                                  (b)  No later than 12:00 noon (Chicago
                 time) on such Adjustment Date, such Applicant Institution shall pay to the Administrative Agent an amount equal to such Applicant Institution's Percentage Share of Advances outstanding. The Administrative Agent shall thereupon remit to the Lenders their Percentage Shares of such funds. Following such Adjustment Date, fees and interest accrued on the Obligations to but not including such Adjustment Date shall be payable to the Lenders in accordance with their respective Percentage Shares prior to such Adjustment Date before giving effect to the readjustment thereof pursuant to the Commitment Schedule provided by the Administrative Agent on such Adjustment Date.

                                  (c)  If such Applicant Institution is
                 acquiring a portion of an existing Lender's Commitment and Percentage Share by way of assignment from such existing Lender, the Administrative Agent, the Borrower, the assigning Lender and the Applicant Institution shall execute and deliver an assignment agreement in substantially the form of EXHIBIT G (an "Assignment Agreement"), or if such Applicant Institution is becoming a Lender hereunder as a result of an increase in the Aggregate Commitment, the Administrative Agent, the Borrower and the Applicant Institution shall execute and deliver an additional lender agreement in substantially the form of EXHIBIT H (an "Additional Lender Agreement"), either of which Assignment Agreement or Additional Lender Agreement shall constitute an amendment to this Agreement and the other Loan Documents to the extent necessary to reflect the inclusion of the Applicant Institution as a Lender hereunder.

                                  (d)  If requested by the Applicant
                 Institution, the Borrower shall execute and deliver to such Applicant Institution a Note.

                                  (e)  The Applicant Institution shall pay to
                 the Administrative Agent a registration fee of $3,000.

Subject to the requirements described above, on the Adjustment Date the Applicant Institution shall become a party hereto and a Lender hereunder and shall be entitled to all rights, benefits and privileges accorded a Lender under the Loan Documents and shall be subject to all obligations of a Lender under the Loan Documents.

                 12.3.2     Assignments Among Existing Lenders

                           (i) Any Lender may at any time agree to assign a portion of such Lender's Commitment and Percentage Share to an existing Lender (a "Transferee Lender"). In such event, such Lender and the Transferee Lender shall so notify the Administrative Agent and the Borrower of the Adjustment Date on which such assignment is to be effective. On such Adjustment Date:

                                  (1)   The Administrative Agent shall
                 deliver to the Borrower and each of the Lenders a Commitment Schedule to be effective as of such Adjustment Date, reflecting the Aggregate Commitment Limit and the Lenders' respective Commitments and Percentage Shares.

                                  (2)   The Administrative Agent, the
                 Borrower, the assigning Lender and the Transferee Lender shall execute and deliver an Assignment Agreement, which shall constitute an amendment to this Agreement and the other Loan Documents to the extent necessary to reflect such transfer.

                                  (3)   No later than 12:00 noon (Chicago]
                 time) on such Adjustment Date, the Transferee Lender shall pay to the Administrative Agent an amount equal to such Transferee Lender's Percentage Share of advances outstanding in excess of such Transferee Lender's previous Percentage Share thereof. The Administrative Agent shall thereupon remit to the transferring Lender the amount thereof.

                 12.3.3 Minimum Commitment. Notwithstanding anything to the contrary contained herein, the inclusion of any Applicant Institution as a Lender hereunder and the assignment by an existing Lender of a portion of such Lender's Commitment to a Transferee Lender above shall be subject to the following restrictions:

                            (i) If an Applicant Institution is acquiring a portion of an existing Lender's Commitment by way of an assignment from such existing Lender, then such assignment of Commitment must be in the minimum amount of $5,000,000 and such existing Lender must continue to hold Commitment of not less than $5,000,000 following the consummation of the contemplated assignment;

                            (ii)    If an existing Lender is assigning a
     portion of its Commitment to a Transferee Lender, such assignment of Commitment is in the minimum amount of $5,000,000 and such existing Lender shall continue to hold a Commitment of not less than $5,000,000 following the consummation of the contemplated assignment.

    12.4 Increases in Availability. From time to time the Borrower and any Lender (an "Increasing Lender") may agree, with the prior written consent of the Administrative Agent and subject, in the case of a proposed permanent increase, to the provisions of Section 12.5 below, to permanently or temporarily increase such Lender's Commitment and Percentage Share, the dollar amount of any such increase to be, subject to the Maximum Aggregate Commitment limitation, in the minimum dollar amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof. The Borrower and the Increasing Lender shall agree on the Adjustment Date for said increase and, if the increase is a temporary rather than permanent increase, the date on which said increase shall terminate (the "Temporary Increase Termination Date"). The Administrative Agent shall deliver to the Borrower and each of the Lenders a Commitment Schedule to be effective as of such Adjustment Date, and the Lenders shall purchase and sell among themselves Loans in amounts necessary to effect the new Percentage Shares as of such Adjustment Date. On the Temporary Increase Termination Date, if any, the aggregate amount of such Increasing Lender's Percentage Share of outstanding Advances held by the Increasing Lender in excess of its Commitment after giving effect to the termination of the subject increase shall, if but only if at such Temporary Increase Termination Date there does not exist a Default, be payable in full. If at the Temporary Increase Termination Date there exists a Default, the temporary increase of the Increasing Lender shall continue in effect and, unless otherwise agreed by 100% of the Lenders, shall be treated thereafter as a permanent increase in said Increasing Lender's Commitment.

    12.5 Right of First Refusal. Notwithstanding the provisions of Sections 12.3.1 and 12.4 above, at any time no Default or Unmatured Default has occurred and is continuing, the Company may, by notice to the Administrative Agent, request that, on the terms and conditions contained in this Agreement, the Lenders and/or Applicant Institutions provide up to the Maximum Aggregate Commitment in additional Commitments. Upon receipt of such notice, the Administrative Agent shall use all commercially reasonable efforts to arrange for the Lenders or Applicant Institutions to provide such additional Commitments; provided that the Administrative Agent will first offer each of the Lenders that then has a Commitment a pro rata portion (based upon the Commitments at such time) of any such additional Commitments, which Lenders shall notify the Administrative Agent in writing if such Lenders choose to provide such additional Commitments. Alternatively, any Lender may commit to provide the full amount of the requested additional Commitments and then offer portions of such additional Commitments to the other Lenders or Applicant Institutions, subject to the proviso in the immediately preceding sentence. Nothing contained in this Section 12.5 or otherwise in this Agreement is intended to commit any Lender or the Administrative Agent to provide any portion of any such additional Commitments. If and to the extent that any Lenders and/or Applicant Institutions agree, in their sole discretion, to provide any such additional
Commitments: (i) the Aggregate Commitment shall be increased by the amount of the additional Commitments agreed to be so provided, (ii) the Percentage Shares of the respective Lenders in respect of the Commitments shall be adjusted accordingly, (iii) at such time and in such manner as the Company and the Administrative Agent shall agree (it being understood that the Company and the Administrative Agent will use all commercially reasonable efforts to avoid the prepayment or assignment of any Eurodollar Advance on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Loans and participations in LC Obligations held by each Lender to conform to the respective percentages of the applicable Commitments of the Lenders and (iv) the Company shall execute and deliver supplements to this Agreement or any other Loan Documents and any additional Notes as the Administrative Agent may reasonably request.

     12.6 Dissemination of Information. Each of the Parent and the Borrower authorizes each Lender to disclose to any Participant, Applicant Institution or any other Person acquiring an interest in the Loan Documents by operation of law and any prospective such Person any and all information in such Lender's possession concerning the creditworthiness of the Parent and its Subsidiaries; provided that each such Person agrees to be bound by Section
9.12 of this Agreement.

     12.7 Tax Treatment. If any interest in any Loan Document is transferred to any Applicant Institution which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Applicant Institution, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.



                                 ARTICLE XIII

                                    NOTICES

     13.1 Notices. Except as otherwise permitted by Section 2.20 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Parent, the Borrower, at the address or facsimile number of the Borrower and in the case of the Administrative Agent, at the address or facsimile number of the Administrative Agent set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth on the signature pages hereof or in its administrative questionnaire or
(z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Parent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

    13.2.       Change of Address.  The Parent, the Borrower, the
Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.



                                 ARTICLE XIV

                                 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.



                                 ARTICLE XV

           CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

     15.1        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE

CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2        CONSENT TO JURISDICTION.  EACH OF THE PARENT AND THE
BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PARENT OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE PARENT OR THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

     15.3 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                           [Signature Pages Following]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                SYNCOR MANAGEMENT CORPORATION
                                By: /s/William Forster
                                William Forster, Senior Vice President;
                                Chief Financial Officer

                                Address:    6464 Canoga Avenue
                                            Woodland Hills,California 91367
                                            Fax: (818) 737-4468
                                Attention:  Mr. William Forster

                                SYNCOR INTERNATIONAL CORPORATION

                                By: /s/William Forster
                                William Forster, Senior Vice President;
                                Chief Financial Officer

                                Address:    6464 Canoga Avenue
                                            Woodland Hills, California 91367
                                            Fax: (818) 737-4468
                                Attention:  Mr. William Forster

                                BANK ONE, NA, as Administrative Agent, as LC
                                Issuer and as Lender

                                By: /s/Joseph Perdenza
                                Print Name: Joseph Perdenza
                                Title: Assistant Vice President

                                Address:     777 South Figueroa Street,
                                             4th Floor
                                             Los Angeles, California 90017
                                Fax:         (213) 683-4999
                                Attention:   Mr. James P. Moore,
                                             Senior Vice President

                                With copy to:

                                Address:     One Bank One Plaza, 10th Floor
                                             Chicago, Illinois 60670
                                Fax:         (312) 732-4840
                                Attention:   Ms. Deborah Turner

                                THE BANK OF NOVA SCOTIA, as Documentation
                                Agent and as a Lender

                                By: /s/Jon A Burckin
                                Print Name: Jon A. Burckin
                                Title: Managing Director

                                Address:     580 California Street, Suite 2100
                                             San Francisco, California 94104
                                Fax:         (415) 397-0791
                                Attention:   Robert Reynolds, Director

                                FLEET NATIONAL BANK, as a Lender

                                By: /s/Kimberly Martone
                                Print Name: Kimberly Martone
                                Title: Director

                                Address:     100 Federal Street, 9th Floor
                                             Boston, Massachusetts 02110
                                Fax:         (617) 434-0819
                                Attention:   Ms. Kimberly Martone, Director,
                                             Biotechnology & Life Services

                                MELLON BANK, N.A., as a Lender

                                By: /s/Richard M. McNiven
                                Print Name: Richard M. McNiven
                                Title: Vice President

                                Address:     601 West 5th Street
                                             Los Angeles, California 90071
                                Fax:         (949) 253-5045
                                Attention:   Mr. Richard M. McNiven,
                                             Vice President

                                THE NORTHERN TRUST COMPANY, as a Lender

                                By: /s/Candelario Martinez
                                Print Name: Candelario Martinez
                                Title: Vice President

                                Address:     50 South LaSalle Street B-2
                                             Chicago, Illinois 60675
                                Fax:         (312) 444-7028
                                Attention:   Mr. Candelario Martinez,
                                             Vice President

                                SANWA BANK CALIFORNIA, as a Lender

                                By: /s/Lynn Myernick
                                Print Name: Lynn Myernick
                                Title: Assistant Vice President

                                Address:     601 South Figueroa Street
                                             Los Angeles, California 90017
                                             Fax:(213) 896-7978
                                             Attention: Lynn Myernick,
                                             Vice President

                                UNION BANK OF CALIFORNIA, N.A., as a Lender

                                By: /s/Darr L. Woods
                                Print Name: Darr L. Woods
                                Title: Vice President

                                Address:     5855 Topanga Canyon Boulevard,
                                             Suite 200
                                             Woodland Hills, California 91367
                                Fax:         (818) 595-2063
                                Attention:    Mr. Darr L. Woods,
                                              Vice President

                          Exhibit 10.2

OVERVIEW

The 2001 Syncor Officer Incentive Plan is designed to support organizational achievements and focus performance towards linking technology with the health needs of patients worldwide and achievement of financial objectives, including Syncor Earnings per Share (EPS).

PLAN TRIGGERS

A trigger is a goal that must be met to activate a payout under the plan. Upon achievement of the plan trigger, the incentive is calculated as defined under Calculation of Incentive Payment. The trigger for this plan is Earnings per Share (EPS) with a 2001 target of $1.40 per share.

TARGET INCENTIVE

The annual incentive target opportunity in the 2001 Officer
Incentive Plan is 75% of your base salary.

INCENTIVE COMPONENTS

The  incentive  components for the 2001  Officer  Incentive  Plan include MBO's and Financials.  The components for the plan are as follows:
                           Staff                Line
Financial                   70%                  80%
MBO                         30%                  20%

There are two financial measures for the 2001 plan: Earnings per Share and Return on Assets (ROA). The EPS measure as noted earlier is targeted at $1.40 per share and is weighted at 70% of the total finance measure. Return on Assets is defined as Earnings before Interest and Taxes/Average Assets and is targeted at 15% ($81,526/$546,733). The financial component weighting for ROA is 30%.

Your MBO's are designed to direct your performance to individual, department and organizational goals.

PERFORMANCE THRESHOLD

Participants must achieve a minimum of 100% towards achievement of the financial goals for a payout of the financial component. The threshold for MBO performance is 80% performance for a payout of the component. Each component is calculated independently as noted in the Sample Calculation section.


OVERACHIEVEMENT - BY LINE OFFICERS

This plan includes an overachievement for Line Officers to drive fiscal results for each division. To be eligible for the overachievement, the Officer must overachieve on results for
their respective division.   A pool is created with thirty
percent of earnings generated over the $1.40 EPS target. This pool will be distributed to the Line Officers proportionate to their individual division overachievement to plan up to 200% of their incentive target. For example, assume two Officer's divisions achieve results above plan at 10% and 20% respectively. The EPS target was overachieved to create an overachievement pool of $200,000. The Officer payouts are as follows:

                     Line Officer One     Line Officer Two
Target Incentive            75%                  75%
Level
Overachievement             10%                  20%
Level
Proportionate Pool          33%                  67%
Allocation            (10% individual      (20% individual
                    overachievement/30%  overachievement/30%
                           total                total
                     overachievement)     overachievement)
Overachievement           $66,000             $134,000
Dollars


CALCULATION OF INCENTIVE PAYMENT

The incentive calculation is based upon achievement of the incentive component(s) after the trigger for the incentive plan has been met. The component weightings are multiplied by the target incentive opportunity and the achievement results for both financials and MBO's to determine the total incentive payout. Each component is calculated independently.

Please refer to the Sample Calculation for a further explanation of the incentive calculation.

SAMPLE CALCULATION

Assume: Your target incentive is 75% and your base salary is $250,000. Your targeted incentive is $187,500. Assume the Syncor EPS trigger is met to activate a payout under the plan. The EPS and ROA goals are achieved at 100%. Your MBO results are overachieved at 110%.

Calculation: Target opportunity x component weighting x achievement percent = payout

  COMPONENT      TARGET     COMPONENT  ACHIEVEMENT    PAYOUT
               OPPORTUNITY     WEIGHT     PERCENT

Financial       $187,500       80%        100%       $150,000
MBO             $187,500       20%        110%       $41,250
Total Payout                                         $191,250

                          Exhibit 10.3

                       FIRST AMENDMENT TO
              THE SYNCOR INTERNATIONAL CORPORATION
                2000 MASTER STOCK INCENTIVE PLAN

     This FIRST AMENDMENT TO THE SYNCOR INTERNATIONAL CORPORATION 2000 MASTER STOCK INCENTIVE PLAN, is made as of June 19, 2001, pursuant to resolutions of the stockholders of Syncor International Corporation, a Delaware corporation, made during a meeting held on June 19, 2001, and amends that certain Syncor International Corporation 2000 Master Stock Incentive Plan (the "Plan").

1. Section 4.9 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:

     4.9  Option Grants to Non-Employee Directors.

          (a) Direct grants of Non-Qualified Stock Options to Non-Employee Directors of the Company shall be made as follows:

              (i) Each newly elected or appointed Non-Employee Director (provided such Director was not previously an employee) will receive an automatic option grant for 10,000 option shares of Company stock upon his or her initial election or appointment to the Board. Fifty percent of the option shares will vest on the first anniversary of the grant, and the remainder would vest on the second anniversary.

              (ii) Each continuing Non-Employee Director (other than a Director who received his or her initial stock option grant within six months prior to an annual stockholders' meeting) will receive an automatic option grant for 5,000 option shares of our common stock at each annual stockholders' meeting. All of the option shares would vest on the first anniversary of the grant.

             (iii) Each Director will also be allowed to elect to receive stock options in lieu of all or any portion of his or her annual retainer. Under the proposal, the Director could receive $4 worth of options (based on a Black Scholes valuation at the time of grant) for every $1 in retainer exchanged. The Director must make the election prior to the beginning of the fiscal year during which the retainer is earned.

             (iv) Prior to the implementation of the formula grants described herein, the number of option shares received by each Non-Employee Director was calculated based on the number of years remaining in his or her term of service. As a result, a Director with three years remaining in his or her term received three times as many option shares as a Director with one year remaining in his or her term.
                  Under this First Amendment, the grants in 2001 and 2002 will vary from the description described in (a)(i) -
                  (iii) above in order to equalize the number of options granted under the formula plan in effect prior to June
                  19, 2001 and under the formula plan described herein.
                  For 2001, Dr. Steve Gerber, Mr. Arnold Spangler and Dr. Gail Wilensky will not receive an option grant, Dr.
                  Henry Wagner and Mr. Ronald Williams will each receive an option grant for 2,490 shares, and Mr. George Oki will receive an option grant for 6,245 shares. Mr.
                  Bernard Puckett, who became Director in January 2001, will receive an option grant for 10,000 shares. In
                  2002, Dr. Gerber, Mr. Spangler and Dr. Wilensky will each receive a stock option grant for 3,735 shares, and all other continuing Non-Employee Directors will each receive stock option grants for 5,000 shares. Starting in 2003, all continuing Non-Employee Directors will each receive stock option grants for 5,000 shares.

     (b) A Non-Employee Director who becomes an employee of the Company shall not thereafter receive grants of Options pursuant to the provisions of this Section, and a person who becomes an employee of the Company in connection with and at substantially the same time as his or her election or appointment as a director of the Company shall not receive any grants of options pursuant to this Section.

     (c) Each Option granted pursuant to this Section shall be for a term of ten years or until one year after the director ceases to be a director of the Company, whichever occurs first; shall have an exercise price equal to the Fair Market Value of the Common Stock on the date of grant; shall (except to the extent permitted by Rule l6b-3) be exercisable only by the Optionee (or in event of his or her Death or Disability, by the Optionee's Beneficiary or Personal Representative, as the case may be) and shall be nontransferable, except by will or the laws of descent and distribution, or for estate or financial planning purposes provided no consideration is exchanged; shall provide for payment of the exercise price in cash or by delivery of shares of Common Stock valued at their Fair Market Value at the date of exercise; shall not contain any provision for tax offset bonuses, stock appreciation rights, or stock depreciation rights, and shall otherwise conform to the terms and conditions of this Plan.

     (d) The provisions of this Section 4.9 and other provisions of this Plan with respect to the amount, price and timing of securities awarded pursuant to this Section shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, or any applicable rules thereunder, or as may otherwise be permitted with respect to formula plan awards under Rule l6b-3.